As filed with the Securities Exchange Commission on November 29, 2001

                                                      Registration No. 333-56592

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                            THE SECURITIES ACT OF 1933

                      ENTERTAINMENT TECHNOLOGIES and PROGRAMS, INC.
                  (Exact Name of Registrant as Specified in its Charter)

              Delaware                                  87-521389
-------------------------------             ------------------------------------
(State or other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                          17300 Saturn Lane; Suite 111
                                Houston, TX 77062
                                 (281) 486-6115
               -----------------------------------------------------
                        (Address, Including Zip Code, and
                     Telephone Number, Including Area Code,
                   of Registrant's Principal Executive Offices)

                              CONSULTING AGREEMENTS
-------------------------------------------------------------------------------
                            (Full Title of the Plan)

                                James D. Butcher
                          17300 Saturn Lane; Suite 111
                                Houston, TX 77062
                                 (281) 486-6115
              -----------------------------------------------------
                     (Name, Address, Including Zip Code and
                     Telephone Number, Including Area Code,
                               of Agent for Service)

                                   Copies to:
                              Robert L. Sonfield, Jr.
                              Sonfield and Sonfield
                                Attorneys at Law
                       770 South Post Oak Lane, Suite 435
                              Houston, Texas 77056
                                 (713) 877-8333

                         CALCULATION OF REGISTRATION FEE

-------------------          -------------       ------------------      -----------------           --------------
                                                 Proposed maximum          Proposed maximum
Title of securities          Amount to be        offering price per        aggregate offering        Amount of
To be registered             registered          share (1)                 price (2)                 registration fee
-------------------          -------------       ------------------        -----------------         --------------

Common Stock,
$.001 par value                278,572                 $0.07                $15,500.00                      $5.85
-------------------          -------------       ------------------      -----------------           --------------

(1)(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices per share of Common Stock of the Registrant as reported on the Over-The-Counter Electronic Bulletin Board market on November 9, 2001.



                                  INTRODUCTION

This Registration Statement on Form S-8 is filed by Entertainment Technologies and Programs, Inc. (the "Company" or the "Registrant"), relating to 278,572 shares of its Common Stock, par value $.001 per share (the "Common Stock"), issuable to the consultants of the Registrant as set forth herein to the following named persons:

NAME                                  NUMBER OF SHARES          AGREEMENT                                 DATE
----                                  ----------------          -------------------------                 ---------------
Kevin P. Regan                                35,714            Consulting Agreement                      October 10, 2001

Robert E. Chamberlain, Jr.                    35,715            Consulting Agreement                      October 10, 2001

J. Mark Willis                               100,000            Consulting Agreement                      October 10, 2001

Darren Rice                                  107,143            Engagement Agreement                      November 7, 2001


                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


Item 1.    Plan Information.

           Plan.

           A copy of the Consulting Agreements are attached hereto and incorporated herein by reference.

Item 2.    Registrant Information and Employee Plan Annual Information.

           Available Information.

           Copies of the Consulting Agreements, 10-KSB Annual Report of the Registrant for the fiscal year ended September 30, 2000, all 10-QSB Quarterly Reports, any Current Reports and/or proxy or information statements filed with the Securities and Exchange Commission (the "Commission") during the past twelve months have been provided to the Plan participants.

           The Registrant also undertakes to furnish, without charge, to any such participant or person purchasing any of the securities registered hereby, copies of all of such documentation. Requests should be directed to George C. Woods, President, at the address and telephone appearing on the Cover Page of this Registration Statement.

           Additional information regarding the Registrant may be reviewed at the Commission web site at www.sec.gov in the EDGAR Archives.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The following documents, which previously have been filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

                (a) The Registrant's latest Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000;
                (b) All other reports
                filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (i) above; and
                (c) The description of Registrant's Common Stock contained in its Registration Statement on Form 10, including any amendment or report filed, for the purpose of updating such description.

           All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

           Not applicable.

Item 5.    Interests of Named Experts and Counsel.

           Not applicable.

Item 6.    Indemnification of Directors and Officers.

           Under the Delaware General Corporation Law, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct was committed was unlawful.

           In addition, the Registrant's by-laws provide that the Registrant will indemnify the directors and officers from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by any director or officer arising out of his capacity as a director or officer of the Registrant to the maximum extent provided by applicable law.

Item 7.    Exemption from Registration Claimed.

           Not applicable.

Item 8.    Exhibits.

           Exhibit
           Number                   Exhibit Description
           -----                    -------------------

           5.1                      Legal Opinion of Sonfield and Sonfield

           23.1 Consent of Sonfield and Sonfield (contained in Exhibit 5.1)

           23.2                     Consent of Ham, Langston and Brezina, L.L.P.
                                    (independent auditors)

           24.1 Power of Attorney (contained on signature page hereto)

99.61    Consulting Agreement with Genesis Financial Group, L.L.C.

99.62    Consulting Agreement with J. Mark Willis

99.63    Engagement Agreement with Walker and Rice



Item 9.    Undertakings.

           (a)    The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                          (iii)To include any material information with respect
                               to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on November 12, 2001.

ENTERTAINMENT TECHNOLOGIES and PROGRAMS, INC.


By:  /s/ George C. Woods
    ----------------------------------------
         George C. Woods, Chief
         Executive Officer, President and
         Chief Financial Officer

                                POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Mr. George C. Woods, as his attorneys-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 12, 2001.

Signature                                   Capacity                                              Date
---------                                   --------                                              ----


/s/ James D. Butcher                        Chairman of the Board,                                November 12, 2001
--------------------                        Director
James D. Butcher

/s/ Jack Nolan                              Director                                              November 12, 2001
-------------------
Jack Nolan

/s/ Mark Stutzman                           Director                                              November 12, 2001
----------------
Mark Stutzman

/s/ George C. Woods                         Director, Chief Executive Officer,                    November 12, 2001
-------------------                         President and Chief Financial Officer
George C. Woods

/s/ Gabriel Albert Martin                   Director                                              November 12, 2001
-------------------------
Gabriel Albert Martin


                                  EXHIBIT INDEX

Exhibit
Number                     Exhibit Description
------                     -------------------

           5.1                      Legal Opinion of Sonfield and Sonfield

           23.1                     Consent of Sonfield and Sonfield (contained in Exhibit 5.1)

           23.2                     Consent of Ham, Langston and Brezina, L.L.P. (independent auditors)

           24.1                     Power of Attorney (contained on signature page hereto)

           99.61                    Consulting Agreement with Genesis Financial Group, L.L.C.

99.62    Consulting Agreement with J. Mark Willis

99.63    Engagement Agreement with Walker and Rice





                                   EXHIBIT 5.1

                       LETTERHEAD OF SONFIELD and SONFIELD

                                November 12, 2001

Board of Directors
Entertainment Technologies and Programs, Inc.
17300 Saturn Lane; Suite 111
Houston, Texas 77058

Ladies and Gentlemen:

We have acted as counsel to Entertainment Technologies and Programs, Inc. ("the Company"), Delaware corporation, in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of up to 171,429 shares of its Common Stock, par value $.001 per share (the "Common Stock"), issuable to the consultants of the Registrant as set forth herein to the following named persons:

NAME                                  NUMBER OF SHARES          AGREEMENT                                 DATE
----                                  ----------------          -------------------------                 ---------------
Kevin P. Regan                               35,714             Consulting Agreement                      October 10, 2001

Robert E. Chamberlain, Jr.                   35,715             Consulting Agreement                      October 10, 2001

J. Mark Willis                              100,000             Consulting Agreement                      October 10, 2001

Darren Rice                                 107,143             Engagement Agreement                      November 7, 2001

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Company's Certificate of Incorporation as amended, the Company's Bylaws, as amended, and the Consulting Agreements. In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo static copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

Based upon the foregoing, we are of the opinion that when the aforementioned shares of Common Stock issued by the Company are issued in accordance with the terms of the Consulting Agreements, such shares will be legally issued, fully paid and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are admitted to the bar in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws on the opinions stated herein.

The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.






We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/Sonfield and Sonfield

Sonfield and Sonfield


                                  EXHIBIT 23.2


                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in a Registration Statement of Entertainment Technologies and Programs, Inc. on Form S-8 of our report dated December 30, 2000, except for Note 3, as to which the date is January 16, 2001, appearing in the Annual Report on Form 10-KSB of Entertainment Technologies and Programs, Inc. as of and for the year September 30, 2000.



/s/Ham, Langston and Brezina, L.L.P.



Houston, Texas
November 5, 2001








                                  EXHIBIT 99.61

                 CONSULTING AGREEMENT WITH GENESIS FINANCIAL GROUP, L.L.C.

                              CONSULTING AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into as of this 10th day of October, 2001, by and between Genesis Financial Group, L.L.C., a Delaware limited liability company with principal offices at 2476 Bolsover, Houston, Texas 77005 (the "Consultant")and Entertainment Technologies and Programs, Inc., a Delaware corporation with principal offices at 17300 Saturn Lane; Suite 111; Houston, Texas 77058 (the "Corporation").

         WHEREAS, the Consultant has developed expertise in providing strategic business advice and consulting services, including valuation analysis services; and

         WHEREAS, the Corporation desires to engage the services of the Consultant and the Consultant desires to provide services to the Corporation as set forth below, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement. Effective upon execution hereof, the Corporation hereby engages the Consultant to render to it for a period of one (1) year from the date hereof (the "Term") the services described herein. The Term hereof may be extended or renewed upon the written agreement of the Corporation and the Consultant prior to expiration of the Term hereof upon such terms as the parties hereto may negotiate at the time of such extension or renewal.

2. Services. For the Term of this Agreement, the Consultant shall render to the Corporation assistance in developing a valuation of damages to the Corporation as such damages relate to the Corporation's current litigation with Ferris Productions, Inc.
and Gamecom, Inc., regarding the Corporation's attempted acquisition of Ferris and present such analysis in written form and/or testifying in a court of law, in deposition hearing, or other venues as may be necessary (collectively hereinafter referred to as the "Project").

3. Compensation. In exchange for the Consultant's performance of services hereunder, the Corporation shall pay or cause to be paid to the Consultant:

a) Within seven days of the date of execution hereof, a non-refundable and non-reimbursable fee in the amount of 71,429 shares of registered common stock of the Corporation (the "Initial Project Fee"), whose value is determined as of October 9, 2001, based on the closing bid price of seven cents ($0.07) per share, to be five thousand dollars ($5,000). The Consultant will bill against the Project Fee at a rate of $200 per hour worked on the Project by the Consultant.

b) Upon such time as the Consultant has exhausted the Initial Project Fee at the rate of $200 per hour, within seven days from written notification to the Corporation by the Consultant that the Initial Project Fee has been exhausted, the Corporation shall pay or cause to be paid, at the option of the Corporation, either (i) cash, in the amount of $5,000, due and payable upon written notification as described herein this section 3 b), or (ii) within seven days of the date of written notification as described herein this section 3 b), a number of shares of common stock whose value is equal to five thousand dollars ($5,000), based on the closing bid price on the day preceding such written notification to the Corporation by the Consultant that the Initial Project Fee has been exhausted (the "Second Project Fee").

c) Upon such time as the Consultant has exhausted the Second Project Fee through hourly billings at the rate of $200 per hour, the Consultant shall bill the Corporation monthly for each subsequent hour at the rate of $150 per hour, due and payable on or before the 10th day of the month for such billings incurred by the Corporation in the preceding month. Such fee shall be payable by the Corporation in cash

4. Expenses. The Corporation shall reimburse Consultant for its travel and other out-of-pocket expenses incurred in connection with this Agreement, and such reimbursement shall be in addition to any other fees payable hereunder. The Consultant will submit to the Corporation for pre-approval all out-of-pocket expenses greater than $250. Out-of-pocket expenses less than $250 will not require pre-approval by the Corporation. All invoices shall be paid in cash and are due and payable upon receipt of monthly invoices from Consultant. The Corporation shall also reimburse the Consultant (or cause the Consultant to be reimbursed) for fees and disbursements of the Consultant's counsel promptly following receipt of statements therefore. Reimbursement of total fees and disbursements of the Agent's counsel in excess of $250 must be pre-approved in advance by the Corporation.

5. Warranties and Representations. The Corporation hereby represents and warrants to the Consultant that:

a) the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Corporation. The Corporation has taken all necessary corporate action and has all the necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by an authorized officer of the Corporation on its behalf and is the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

b) the Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where it owns or leases real property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Corporation;

c) the Corporation is authorized to issue an aggregate of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. All outstanding shares of the Corporation's capital stock have been duly authorized, validly issued and are fully paid and non-assessable. The Warrant and the shares of Common Stock to be issued upon exercise of the Warrant, assuming payment therefor in accordance with the provisions thereof, are and will be upon issuance, free of preemptive rights and free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. The Corporation has not issued any shares of capital stock which could give rise to claims for violation of any federal or state securities laws (including any rules or regulations promulgated thereunder) or the securities laws of any other jurisdiction (including any rules or regulations promulgated thereunder);

d) there is no contract or agreement to which the Corporation is a party or by which it or its assets are bound which prohibits the Corporation from executing and delivering this Agreement or performing its obligations as set forth hereunder;

e) neither the execution and delivery of this Agreement by the Corporation, nor consummation of the transactions contemplated hereby, does or will: (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Corporation; (ii) violate or, with the passage of time, result in the violation of any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of the Corporation, pursuant to any provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which the Corporation is a party or by which it or any of such property or assets are bound; (iii) violate or conflict with any other restriction of any kind whatsoever to which the Corporation is subject, or by which its properties or assets may be bound; or
(iv) violate or constitute a breach under any provision of any agreement to which the Corporation is a party or is subject. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required in connection with the execution, delivery and performance of the terms of this Agreement and consummation of the transactions contemplated hereby by the Corporation; and

f) there is no action, suit, proceeding or investigation pending or threatened which could restrict the Corporation's ability to perform its obligations hereunder. There are no grounds for or facts, events or circumstances which could form the basis of any such action that could cause or result in any such action, suit, proceeding or investigation or which is probable of assertion. The Corporation is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality, which default would in any way affect, impair or compromise the Corporation's ability to consummate the transactions contemplated hereby or would otherwise compromise in any way the validity or legality of this Agreement or the transactions contemplated hereby.

6. Confidential Information. By reason of performance under this Agreement, the Consultant may have access to and may obtain specialized knowledge, trade secrets and confidential information about the business and operation of the Corporation, its subsidiaries and divisions thereof. Therefore, the Consultant hereby agrees that he shall keep secret and retain in confidence and shall not use, disclose to others, or publish, other than in connection with the performance of services hereunder and in accordance herewith, any information relating to the business, operation or other affairs of the Corporation, its subsidiaries and divisions thereof, which information is acquired in the course of providing services for the Corporation. To the extent that any of such information may be deemed from time to time to be "material non-public information" as construed under the Exchange Act of 1934, the Consultant hereby agrees not to purchase or sell (or offer to purchase or sell) any of the Corporation's securities while in possession of information which may be so deemed to be "material non-public information."

7. Indemnification. The Consultant and the Corporation hereby agree as follows:

a) the Corporation will indemnify and hold harmless the Consultant against and in respect of all damages, claims, losses and expenses (including, without limitation, attorneys' fees and disbursements) reasonably incurred (all such amounts may hereinafter be referred to as the "Damages") by the Consultant arising out of: (i) any misrepresentation or breach of any warranty made by the Corporation pursuant to the provisions of this Agreement or in any statement, certificate or document furnished by the Corporation relating to this Agreement or the transactions described herein, and (ii) the nonperformance or breach of any covenant, agreement or obligation of the Corporation contained in this Agreement which has not been waived by the Consultant;

b) the Corporation will be obligated to indemnify the Consultant with respect to claims for Damages as to which the Consultant shall have given written notice to the Corporation on or before the close of business on the sixtieth day following the fourth anniversary hereof;

c) the Corporation also agrees that it is the responsibility and obligation of the Corporation to insure with the advise of its own legal counsel that the Exchange Offer and Registration documents meet all legal requirements, state and federal, and that the indemnification described herein this section shall apply in any circumstances where it is alleged, claimed, found or determined that the Exchange Offer and Registration documents does not comply with all legal requirements.

d) in any case where the Corporation has indemnified the Consultant for any Damages and the Consultant recovers from third parties all or any part of the amount so indemnified by the Corporation, the Consultant shall promptly pay over to the Corporation the amount so recovered;

e) with respect to claims or demands by third parties, whenever the Consultant shall have received notice that such a claim or demand has been asserted or threatened which, if valid, would be subject to indemnification hereunder, the Consultant shall as soon as reasonably possible and in any event within thirty
(30) days of receipt of such notice, notify the Corporation of such claim or demand and of all relevant facts within its knowledge which relate thereto. The Corporation shall then have the right at its own expense to undertake the defense of any such claims or demands utilizing counsel selected by the Corporation and approved by the Consultant, which approval shall not be unreasonably withheld. In the event that the Corporation should fail to give notice of the intention to undertake the defense of any such claim or demand within thirty (30) days after receiving notice that it has been asserted or threatened, the Consultant shall have the right to satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to the Corporation;

f) the Consultant will indemnify and hold harmless the Corporation against and in respect of all Damages reasonably incurred by the Corporation arising out of:
(i) any misrepresentation or breach of any warranty made by the Consultant pursuant to the provisions of this Agreement, and (ii) the nonperformance or breach of any covenant, agreement or obligation of the Consultant which has not been waived by the Corporation;

g) the Consultant will be obligated to indemnify the Corporation for Damages as to which the Corporation shall have given written notice to the Consultant on or before the close of business on the sixtieth day following the first anniversary hereof;

h) in any case where the Consultant has indemnified the Corporation for any Damages and the Corporation recovers from third parties all or any part of the amount so indemnified by the Consultant, the Corporation shall promptly pay over to the Consultant the amount so recovered;

i) with respect to claims or demands by third parties, whenever the Corporation shall have received notice that such a claim or demand has been asserted or threatened, which, if valid, would be subject to indemnification hereunder, the Corporation shall as soon as reasonably possible and in any event within thirty
(30) days of receipt of such notice, notify the Consultant of such claim or demand and of all relevant facts within its knowledge which relate thereto. The Consultant shall have the right at its expense to undertake the defense of any such claim or demand utilizing counsel selected by the Consultant and approved by the Corporation, which approval shall not be unreasonably withheld. In the event that the Consultant should fail to give notice of its intention to undertake the defense of any such claim or demand within thirty (30) days after receiving notice that it has been asserted or threatened, the Corporation shall have the right to satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to the Consultant; and without limiting any of the foregoing, the Corporation shall indemnify and hold harmless the Consultant against any losses, claims, damages or liabilities to which such Consultant becomes subject under federal or state securities or blue sky laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are based upon any untrue statement of a material fact contained in a registration statement filed pursuant hereto, a final prospectus contained in such registration statement, or an amendment or supplement thereto, or are based upon the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Corporation shall reimburse the Consultant for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any case to the extent that any loss, claim, damage or liability arises out of, is based upon or is derived from any untrue statement or omission made in such registration statement, final prospectus or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Corporation by or on behalf of the Consultant for use in preparation thereof.

8. Applicable Law. The terms hereof shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof and shall inure to the benefit of and be binding upon the Consultant and the Corporation and the respective legal successors and assigns of each.

9. Arbitration. The Corporation represents, warrants, covenants and agrees that any controversy or claim brought in any capacity by the Corporation against the Consultant or any members, officers, directors, consultants, affiliates, associates, employees or controlling persons of the Consultant shall be settled by expedited arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any controversy or claim brought by the Consultant against the Corporation or its securityholders, officers, directors, consultants, affiliates, associates, employees or controlling persons shall be settled by arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the AAA and judgment rendered by the arbitrators may be entered in any court having jurisdiction thereof. In arbitration proceedings under this section, the parties shall be entitled to any and all remedies that would be available in the absence of this section and the arbitrators, in rendering their decision, shall follow the substantive laws of the State of Delaware. The arbitration of any dispute pursuant to this paragraph shall be held in the State of Texas, County of Harris, and City of Houston.

         Notwithstanding the foregoing, in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any party, upon submitting a matter to arbitration as required by this section, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration. This section is intended to benefit the members, managers, consultants, affiliates, associates and employees of the Consultant, each of whom shall be deemed to be a third party beneficiary of this section, and each of whom may enforce this section to the full extent that the Consultant could do so if a controversy or claim were brought against it.

10. No Continuing Waiver. The waiver by any party of any provision or breach hereof shall not operate as or be construed to be a waiver of any other provision hereof or of any other breach of any provision hereof.

11. Notice. Any and all notices from either party to the other which may be specified by, or otherwise deemed necessary or incident hereto shall, in the absence of hand delivery with return receipt requested, be deemed duly given when mailed if the same shall be sent to the address of the party set out on the first page hereof by registered or certified mail, return receipt requested, or express delivery (e.g., Federal Express).

12. Severability of Provisions. The provisions hereof shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

13. Term. Unless otherwise described herein, this letter agreement shall have a term of two (2) years from the date hereof, and shall then terminate unless extended by written agreement of the Corporation and the Consultant. Notwithstanding the foregoing, this letter agreement may be terminated at any time with or without cause by the Corporation or the Consultant. Such termination shall be effective upon receipt by the non-terminating party of written notice thereof.

14. Assignability. This letter agreement shall not be assignable without the prior written consent of the non-assigning party hereto and shall be binding upon and inure to the benefit of any heirs, executors, legal representatives or successors or permitted assigns of the parties hereto.

15. Entire Agreement, Amendment. This letter agreement contains the entire agreement between the Consultant and the Corporation with respect to the subject matter hereof. This letter agreement may not be amended, changed, modified or discharged, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

         Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate(s) of this letter enclosed herewith, which shall thereupon constitute a binding agreement.

                                      Very truly yours,

                                      GENESIS FINANCIAL GROUP, L.L.C.



                                       By:  /s/ Kevin P. Regan
                                            ------------------------------
                                            Managing Member

Agreed to and accepted as of this
10th day of OCTOBER 2001.

Entertainment Technologies and Programs, Inc.


By:  /s/ James D. Butcher____________________________
     ------------------------------------------------


Its: Chairman and Chief Executive Officer____________











                                  EXHIBIT 99.62

                    CONSULTING AGREEMENT WITH J. MARK WILLIS

                                 J. MARK WILLIS
                                  CONTRACT FOR
                               CONSULTING SERVICES

This Agreement is made this 9th day of October, 2001, between Entertainment Technologies and Programs, Inc. ("Client"), having its principal place of business at, 17300 Saturn Lane, Ste. 111, Houston, TX 77058, and J. Mark Willis, Consultant ("J. Mark Willis"), having its principal place of business at 405 East Crockett, Cleveland, TX 77327.

In consideration of Client retaining J. Mark Willis to conduct general consulting services for Client, it is agreed as follows:


1. Compensation and Term

Client hereby retains J. Mark Willis and J. Mark Willis hereby agrees to perform the following services: Consulting services of J.
Mark Willis as required by Client, through October 31, 2001.   J. Mark Willis
will at various times perform services at Client's headquarters, at other Client facilities, or at J. Mark Willis's facilities, as directed by Client. J. Mark Willis will perform the services at various times and for various durations as directed by Client.

The following consulting fees shall apply:

a        One Hundred Thousand (100,000) shares of unrestricted Common Stock in
 Entertainment Technologies and Programs, Inc. (OTCBB :
     ETPI). Stock will be registered under SEC Form S-8 and due upon signing of this agreement. The fee to Consultant shall be deemed fully earned as of the date of execution of this Agreement, and whether or not any Consultant's recommendations are ratified.
b        The Consultant shall be responsible to pay for its costs providing its service under this agreement.

Any legal action brought to collect any sums due under this Agreement shall be entitled to collect, in addition to all damages, its costs of collection, including reasonable attorney's fees.


This Agreement shall commence on the date stated above, and shall remain in effect until all obligations under this Agreement have been properly completed. Either party to this Agreement may terminate this Agreement with or without cause by providing at least seven days written notice to the other party.


2. Warranties by J. Mark Willis

J. Mark Willis represents and warrants to Client that it has the experience and ability to perform the services required by this Agreement; that it will perform said services in a professional, competent and timely manner; that it has the power to enter into and perform this Agreement; and that its performance of this Agreement shall not infringe upon or violate the rights of any third party or violate any federal, state and municipal laws. However, Client will not determine or exercise control as to general procedures or formats necessary to have these services meet Client's satisfaction.

3. Independent Contractor

J. Mark Willis acknowledges that the services rendered under this Agreement shall be solely as an independent contractor. J. Mark
Willis shall not enter into any contract or commitment on behalf of Client. J.
 Mark Willis further acknowledges that it is not considered an affiliate or subsidiary of Client, and is not entitled to any Client employment rights or benefits. It is expressly understood that this undertaking is not a joint venture.

4. Confidentiality

J. Mark Willis recognizes and acknowledges that this Agreement creates a confidential relationship between J. Mark Willis and Client and that information concerning Client's business affairs, customers, vendors, finances, properties, methods of operation, computer programs, and documentation, and other such information, whether written, oral, or otherwise, is confidential in nature. All such information concerning Client is hereinafter collectively referred to as "Confidential Information."

5. Non-Disclosure

J. Mark Willis agrees that, except as directed by Client, it will not at any time during or after the term of this Agreement disclose any Confidential Information to any person whatsoever and that upon the termination of this Agreement it will turn over to Client all documents, papers, and other matter in its possession or control that relate to Client. J. Mark Willis further agrees to bind its employees and subcontractors to the terms and conditions of this Agreement.

6. Grant

J. Mark Willis agrees that its work product produced in the performance of this Agreement shall remain the exclusive property of Client, and that it will not sell, transfer, publish, disclose or otherwise make the work product available to third parties without Client's prior written consent. Any rights granted to
J. Mark Willis under this Agreement shall not affect Client's exclusive ownership of the work product.

7. Office Rules

J. Mark Willis shall comply with all office rules and regulations, including security requirements, when on Client premises.

8. Conflict of Interest

J. Mark Willis shall not offer or give a gratuity of any type to any Client employee or agent.

9. Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

10. Entire Agreement and Notice

This Agreement contains the entire understanding of the parties and may not be amended without the specific written consent of both parties. Any notice given under this Agreement shall be sufficient if it is in writing and if sent by certified or registered mail.

IN WITNESS WHEREOF,

Client and J. Mark Willis have duly executed this Agreement as of the day and year first above written.

J. MARK WILLIS                    Entertainment Technologies and Programs, Inc.





By:  /s/ J. Mark Willis                         By:  /s/ James D. Butcher
                                                     --------------------


Name:  J. Mark Willis                           Name:  James D. Butcher


Title:                                          Title:  Chairman and Chief
                                                Executive Officer


Date:  October 9, 2001                           Date:  October 10, 2001







                                  EXHIBIT 99.63

                     Engagement AGREEMENT WITH WALKER and RICE


                                November 7, 2001

VIA FIRST CLASS MAIL
AND TELECOPIER (281) 486-6155
Mr. George Woods
Entertainment Technologies and Programs, Inc.
17300 Saturn Lane
Houston, Texas 77058

         Re:      Representation of ETP, Inc., In Drafting Agreements
Concerning James Butcher and Handling Subsequent Arbitration.

Dear George:

         As you realize, because, of the time constraints we have already jumped in on the above referenced matter. However, this letter sets forth the terms and conditions for my firm to undertake the representation of ETP, Inc., in the above-referenced matter. If the terms are acceptable, please execute and return a copy of this letter to me.

         Walker and Rice agrees to represent ETP, Inc., ("Client") in drafting agreements concerning James Butcher and handle the subsequent arbitration. While we can not predict or guarantee the outcome of these endeavors, I am hopeful of gaining a favorable outcome.

         Our firm shall be compensated on the following terms.

         We will send invoices to you monthly for our fees and expenses. The invoices are due upon presentation. All amounts invoiced, unpaid thirty days after the invoice date, shall bear interest at the rate of 10% per annum, compounded annually. We reserve the right to postpone or defer providing additional services or to discontinue our representation if billed amounts are not paid when due. Our fees will be billed based upon an hourly rate of $225.00 per hour for services rendered by Darren R. Rice and $200.00 per hour for Michael Wisdom.

         Expenses for which we will seek reimbursement include such items as photocopying, messenger and delivery service, computerized research, travel (including mileage, parking, airfare, lodging, meals, and ground transportation), long-distance telephone, and court costs and filing fees. Unless special arrangements are made at the outset, fees and expenses of other professionals retained in connection with any matter, such as expert witness fees, will not be paid by us and will be the responsibility of, and billed directly to, Client. Such professionals will not be retained without Client's knowledge and consent.

         You are required to pay us a $7,500.00 retainer. We have agreed that this retainer can be paid in common stock of ETP, Inc. In the event that we are unable to sell these securities within 45 days of their transfer to us or a resolution authorizing their issuance (which ever comes sooner) and realize at least $7,500.00 after costs and commissions, ETP, Inc., agrees to make-up the shortfall within 7 days, either through the transfer of additional freely tradable securities or in cash. Our acceptance of stock as the initial retainer in no way excuses Client from prompt payment of all fees and expenses as provided above. Nor do we agree to the extension of predetermined amount of credit on Client's behalf for legal fees or expenses by our acceptance of the retainer.

         We reserve the right to request an additional retainer at any time should we determine in our sole discretion that the scope of the work involved will exceed that originally anticipated. Although we may, from time to time for your convenience, furnish estimates of fees or costs that we anticipate will be incurred, these estimates are subject to unforeseen circumstances and are by their nature inexact.

         Client has the right to determine our services and representation upon notice to the firm. Such termination shall not, however, relieve Client of the obligation to pay for all services rendered and costs or expenses paid or incurred on behalf of Client prior to the date of such termination. Client shall be solely responsible for obtaining substitute counsel to continue the representation of Client after termination. Attorneys shall, upon written request and payment in full of all invoices due, turnover to substitute counsel, if any, all pleadings files and material obtained or created in the representation of Client.

         We reserve the right to withdraw from our representation of Client if, among other things: (1) Client fails to honor the terms of this engagement letter; (2) Client fails to cooperate or follow our advice on a material matter;
(3) any fact or circumstance develops that would, in our view, render our continuing representation unlawful or unethical; or (4) any adverse development or ruling, in sole discretion, renders the continued prosecution of Client's claims uneconomic or unfeasible. If we elect to withdraw, you will take all steps necessary to free us of any obligation to perform further services, including the execution of any documents necessary to complete our withdrawal.

         We are authorized: (1) to receive any settlement or proceeds from Client's claims; (2) to retain any outstanding fees and expenses owing; and (3) to pay over the remainder to Client after deducting any unpaid costs and expenses to which we or others are entitled, pursuant to the terms of this agreement.

         Client gives us an irrevocable power of attorney to execute, with Client's consent, all documents connected with Client's claims, including pleadings, contracts, settlement agreements, compromises and releases, dismissals, orders, and all other documents or instruments that Client's could properly execute.

         If the foregoing correctly reflects your understanding of the terms and conditions of our representation, please indicate your acceptance by executing a copy of this letter in the space provided below and returning it to our office. Our representation will not commence until the retainer described above has been paid and executed copy of this letter has been returned to our offices.

         We appreciate the confidence you have shown in our firm and we are pleased to be able to assist you.


                                                              Very truly yours,

                                                              /s/ Darren Rice
                                 Darren R. Rice



AGREED and ACCEPTED this
7th day of November, 2001

Entertainment Technologies and Programs, Inc.


/s/ George C. Woods
George Woods, CEO

         Notice to Clients: The State Bar of Texas investigates and prosecutes professional misconduct committed by Texas attorneys. Although not every complaint against or a dispute with a lawyer involves professional misconduct, the State Bar Office of General Counsel will provide you with information about how to file a complaint. For more information, you may call 1-800-932-1900. This is a toll-free phone call.